News Release BJ Services Company

4601 Westway Park Blvd.

Houston, Texas 77041

713/462-4239

Contact: Jeff Smith

BJ SERVICES REPORTS FIRST FISCAL QUARTER

EARNINGS OF $0.70 PER DILUTED SHARE

Houston, Texas. January 25, 2007. BJ Services Company (BJS-NYSE, CBOE, PCX) today reported net income of $207.1 million for the first fiscal quarter ended December 31, 2006, or $0.70 per diluted share. The quarter's diluted earnings per share improved 46% compared to the $0.48 per diluted share for the first quarter of fiscal 2006 and decreased 8% compared to the $0.76 per diluted share reported in the previous quarter.

Consolidated revenue in the first quarter of fiscal 2007 was $1,183.9 million, up 24% compared to $956.2 million in prior year's December quarter and down 3% compared to $1,216.0 million reported in the previous quarter. Consolidated operating income for the quarter was $316.3 million, a 38% increase compared to $229.6 million for the same quarter last year and a 7% decrease compared to $340.0 million reported in the previous quarter.

Cash and cash equivalents decreased $29.9 million from the previous quarter to $62.5 million. Uses of cash during the quarter include capital expenditures of $146.9 million, short-term debt repayment of $115.2 million, dividend payments of $14.7 million and the purchase of approximately 670,000 shares of the Company's common stock for $20.0 million. Since the Company began its share repurchase program in 1997, the Company has repurchased 84.7 million shares for $1.75 billion, representing 22% of the Company's shares outstanding. The Company currently has remaining authorization from its Board of Directors to purchase up to an additional $449.3 million in stock.

Commenting on the results, Chairman and CEO Bill Stewart said, "The Company's earnings for its first fiscal quarter were less than the earlier projected range mainly due to lower than forecast activity in North America caused by warmer than normal winter weather conditions and declining natural gas prices. Our Canadian operations experienced revenue decline from the prior quarter with margins being negatively impacted. U.S./Mexico operating income margins improved even with lower than forecast activity. Activity in both markets is improving as we move into the March quarter and improved results are expected in both businesses.

"Our outlook for the second fiscal quarter is positive. We expect our Canadian operations to rebound from the prior quarter, resulting in revenue improvement in the 25% range. Modest revenue improvement is projected for our U.S./Mexico and International Pressure Pumping businesses and our Oilfield Services Group revenue is forecast to improve in the 8% range. Based on these assumptions, we expect earnings for our second fiscal quarter to be $0.73 - $0.75 per diluted share."

CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)

	Three Months Ended
	December 31		September 30
	2006	2005	2006
Revenue	$1,183,940	$956,161	$1,215,979
Operating Expenses:
Cost of sales and services	788,635	649,266	799,410
Research and engineering	15,694	15,153	16,483
Marketing	25,813	24,592	28,201
General and administrative	37,207	37,591	33,354
Loss (gain) on long-lived assets	265	8	(1,446)
Total operating expenses	867,614	726,610	876,002
Operating income	316,326	229,551	339,977
Interest expense (1)	(8,779)	(135)	(11,762)
Interest income	320	3,390	4,569
Other income/(expense), net	(2,076)	952	(409)
Income before income taxes	305,791	233,758	332,375
Income taxes	98,707	74,101	103,786
Net income	$207,084	$159,657	$ 228,589

Earnings Per Share:
Basic	$0.71	$0.49	$0.77
Diluted	$0.70	$0.48	$0.76

Weighted Average Shares Outstanding:
Basic	293,024	323,903	297,634
Diluted	296,436	329,596	301,251

Supplemental Data:
Depreciation and amortization	$ 45,705	$38,185	$ 46,271
Capital expenditures	146,861	81,860	136,725
Debt (1)	544,737	82,271	659,968

  In June 2006, the Company completed a public offering of $500 million aggregate principal amount of Senior Notes and had short-term borrowings of $45.0 million as of December 2006. In February 2006, the Company redeemed debt of $79.0 million.

Operating Highlights

Following are the results of operations for the three months ended December 31, 2006, December 31, 2005 and September 30, 2006:

	Three Months Ended
	December 31		September 30
	2006	2005	2006

U.S./Mexico Pressure Pumping Revenue	$640,826	$497,294	$645,512
Operating Income	252,557	175,479	247,747
Operating Income Margins	39%	35%	38%

Canada Pressure Pumping Revenue	$111,664	$124,265	$138,426
Operating Income	13,407	31,767	32,895
Operating Income Margins	12%	26%	24%

International Pressure Pumping Revenue	$252,056	$191,729	$255,333
Operating Income	40,338	25,623	46,851
Operating Income Margins	16%	13%	18%

Oilfield Services Group Revenue	$179,394	$142,873	$176,708
Operating Income	32,698	25,153	35,956
Operating Income Margins	18%	18%	20%

Corporate Revenue	$ -	$ -	$ -
Operating Loss	(22,674)	(28,471)	(23,472)

December Quarter Review

U.S./Mexico Pressure Pumping Services first quarter 2007 revenue of $640.8 million was slightly below the September 2006 quarter (sequential) and 29% higher than the December 2006 quarter (year over year). Drilling activity for U.S./Mexico remained unchanged from the previous quarter, while showing a 15% improvement year over year. Despite a small decrease in revenue from the previous quarter, operating income margin for U.S./Mexico increased to 39% from 38% reported in the previous quarter. Operating income margin increased from 35% in the same quarter last year.

Canada Pressure Pumping Services first quarter 2007 revenue of $111.7 million was down 19% sequentially and 10% year over year. The decline in revenue was the result of decreased Canadian drilling activity brought on by lower natural gas prices. Sequentially, Canadian average rig count declined 11% and wells drilled were down 22%. Year over year, average rig count declined 23% and wells drilled were down 25%. Operating income margin for Canada decreased to 12% from 24% in the previous quarter and 26% reported in the same quarter last year. Contributing to the lower operating income sequentially and year over year were lower drilling activity, slightly lower pricing for our products and services and higher than optimum labor costs.

International Pressure Pumping Services first quarter 2007 revenue of $252.1 million decreased 1% sequentially with average active drilling rigs flat for the same period. Revenue compared to the same quarter last year increased 31% with average active drilling rigs up 11%. Revenue performance by region is as follows:

Region	Sequential	Year Over Year
Europe/Africa	5%	61%
Middle East	-12%	10%
Asia Pacific	8%	48%
Russia	1%	5%
Latin America	-5%	26%

Sequential revenue contributions from our Europe/Africa and Asia Pacific regions were offset by revenue declines in the Middle East and Latin America. Activity increases in the Netherlands as well as an increase in activity from our stimulation vessel operations in the North Sea led to the increase in revenue for Europe/Africa. Our Asia/Pacific region's revenue increase was mainly driven by activity increases in Indonesia and Malaysia. Non-repeat blowout work from Bangladesh in the previous quarter coupled with customer project delays in Saudi Arabia and Kazakhstan were the significant causes of the decline in revenue for the Middle East. Lower activity in Latin America, specifically Venezuela and Brazil, plus the impact of strikes and poor weather conditions in Argentina, resulted in lower revenue for the region.

All of our regions showed revenue improvement year over year, with Europe/Africa being the most significant contributor. As mentioned last quarter, as a result of acquiring controlling interest in our Algerian venture, Societe Algerienne de Stimulation de Puits Productures d'Hydrocarbures ("BJSP"), we now consolidate BJSP in our financial results. Excluding this acquisition, revenue for this region increased 37% year over year. The Europe/Africa region revenue improvement was due to overall improved activity, most notably in the North Sea. The Middle East activity gains in Saudi Arabia, Oman, Kazakhstan, and India were offset by declines in Bangladesh. Australia, Thailand, Malaysia and Indonesia were the primary contributors in the improvement in Asia Pacific. Argentina, Colombia and Brazil contributed to the revenue gain in Latin America.

Operating income margins for international pressure pumping were 16% compared to 18% reported in the previous quarter and 13% reported in last year's December quarter. Most of the sequential margin reduction was due to non-repeat higher margin blow out revenue from Bangladesh in the prior quarter.

Oilfield Services Group first quarter 2007 revenue of $179.4 million increased 2% sequentially and increased 26% year over year.

Division	Sequential	Year Over Year
Tubular Services	13%	46%
Process & Pipeline Services	-12%	19%
Chemical Services	16%	60%
Completion Tools	5%	22%
Completion Fluids	2%	3%

The year over year revenue improvement for Tubular Services was the result of strong U.S. activity coupled with contributions from most international operating locations. Sequentially, the revenue improvement was primarily due to increased activity in the North Sea.

Process and Pipeline Services revenue improved year over year due to strong performance from the Middle East operations along with higher pipeline inspection work. Sequentially, the business was negatively impacted by seasonal slowdowns and reduced activity in North America.

For our Chemical Services division, revenue improved year over year and sequentially due to increased market activity and the acquisition of Dyna-Coil, a capillary string and production chemical company.

The Oilfield Services Group operating income margin for the quarter was 18%, down from 20% in the previous quarter and flat with that reported in last year's December quarter. The sequential decline was due primarily to lower revenue with our process and pipeline business.

Consolidated Geographic Highlights

The following table reflects the percentage change in consolidated revenue by geographic area for the December 2007 quarter compared to the September 2006 quarter and the December 2006 quarter. The information presented is based on our combined service and product line offering by geographic region.

Geographic	Sequential	Year Over Year

U.S.	-1%	28%
Canada	-17%	-8%
Total	-4%	21%
Latin America	-1%	25%
Europe/Africa	-7%	32%
Russia	1%	5%
Middle East	-8%	21%
Asia Pacific	6%	51%
Total	-3%	24%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company will hold a conference call following this earnings release. The call will take place at 9:00 a.m. Central Time.

To participate in the conference call, please call 913/981-5523, 10 minutes prior to the conference call start time and give the conference code number 3651184. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 719/457-0820 and the replay entry code is 3651184. Playback will be available for five days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

This news release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenue, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, potential adverse results from our SEC and DOJ investigations, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)